Exhibit 8
[Letterhead of Vorys, Sater, Seymour and Pease LLP]
December 1, 2006
Park National Corporation
50 North Third Street
Newark, Ohio 43055
Vision Bancshares, Inc.
2200 Stanford Road
Panama City, Florida 32405
Ladies and Gentlemen:
          You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of Vision Bancshares, Inc., an Alabama corporation (“Vision”), with and into Park National Corporation, an Ohio corporation (“Park”), pursuant to the Agreement and Plan of Merger, dated to be effective as of September 14, 2006 (the “Agreement”), by and between Park and Vision. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.
          In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the Certificate of Representations of Park, executed by a duly authorized officer of Park and dated as of the date hereof, and (b) the Certificate of Representations of Vision, executed by a duly authorized officer of Vision and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of Park on Form S-4, and the proxy statement of Vision and the prospectus of Park included therein, filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
          In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents

Park National Corporation
Vision Bancshares, Inc.
December 1, 2006

are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither Park nor Vision will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. Finally, we assume that any holder of Vision Bancshares Dissenting Shares will receive an amount per share that will not exceed $25.00 (the amount per share payable pursuant to the Cash Election (as defined below)).
          Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.
DESCRIPTION OF THE MERGER
          The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, upon the latest to occur of the following: (i) the filing of the appropriate certificate of merger with the Ohio Secretary of State, (ii) the filing of the appropriate articles of merger with the Alabama Secretary of State, or (iii) such time thereafter as is agreed to in writing by Park and Vision and so provided in the certificate of merger and articles of merger filed with the Ohio Secretary of State and the Alabama Secretary of State, respectively (the “Effective Time”). As a result of the Merger, Park will be the surviving corporation, and the separate corporate existence of Vision will cease.
     As of September 14, 2006, the authorized capital stock of Vision consisted solely of: (i) 10,000,000 shares of Vision Bancshares common stock, $1.00 par value (the “Vision Shares”), of which 6,066,624 were issued and outstanding, and (ii) 1,000,000 shares of Vision Bancshares Preferred Stock, none of which were outstanding. As of September 14, 2006, the authorized capital stock of Park consisted solely of 20,000,000 Park common shares, without par value (the “Park Shares”), of which 13,828,469 were issued and outstanding, and 1,443,789 were held in treasury by Park. The closing price of Park Shares on the American Stock Exchange LLC (“AMEX”) on September 13, 2006 was $104.98.

Park National Corporation
Vision Bancshares, Inc.
December 1, 2006

          At the Effective Time, and automatically by virtue of the Merger and without any action on the part of Vision or the holders of record of Vision Shares, each Vision Share issued and outstanding immediately prior to the Effective Time (other than Vision Shares owned by Vision as treasury shares or by Park, or Vision Bancshares Dissenting Shares) shall be converted into, and shall represent the right to receive, either: (i) 0.2475 Park Shares (the “Stock Election”), or (ii) $25.00 in cash (the “Cash Election”). The holders of Vision Shares shall be permitted to make any combination of the Stock Election and the Cash Election in whole share increments; provided, however, that, subject to adjustment for cash paid in lieu of fractional Park Shares, 50% of the Vision Shares issued and outstanding as of the Effective Time shall be exchanged pursuant to the Stock Election, and 50% of the Vision Shares issued and outstanding as of the Effective Time shall be exchanged pursuant to the Cash Election. For purposes of this allocation, all holders of Vision Bancshares Dissenting Shares shall be treated as having made the Cash Election. The Agreement sets forth procedures for the adjustment of the number of Vision Shares subject to the Stock Election and the Cash Election to ensure that 50% of the Vision Shares issued and outstanding as of the Effective Time will be subject to the Stock Election, and 50% of the Vision Shares issued and outstanding as of the Effective Time will be subject to the Cash Election (subject to adjustment for cash paid in lieu of fractional Park Shares). Based on the foregoing terms of the Merger, our assumption that holders of Vision Bancshares Dissenting Shares will not receive an amount per share in excess of $25.00, and the closing price of Park Shares on AMEX as of the close of the trading day immediately prior to the effective date of the Agreement ($104.98), the value of the consideration to be received by holders of Vision Shares pursuant to the Stock Election as of the effective date of the Agreement (September 14, 2006) was $25.98 (0.2475 x $104.98). This amount represented approximately 50.96% of the total Merger Consideration (i.e., the value of the consideration per share under the Stock Election ($25.98), divided by the sum of: (i) the value of the consideration per share under the Stock Election ($25.98), plus (ii) the value of the consideration per share under the Cash Election ($25.00).
          Each outstanding Vision Bancshares Stock Option that has not been exercised and paid for in full on or before the time, specified by Park after consultation with Vision, on the second trading day prior to the Effective Time, shall be surrendered, cancelled, extinguished, and converted into the right to receive an amount of cash equal to: (i) the product of $25.00 multiplied by the number of Vision Shares subject to the portion of such Vision Bancshares Stock Option which has not been so exercised, minus (ii) the aggregate exercise price for such shares.
          At the Effective Time, all Vision Shares held by Vision as treasury stock shall, by virtue of the Merger, be cancelled and retired, and no consideration will be issued in exchange therefor. At the Effective Time, all Vision Shares owned by Park shall become Park Shares held in treasury by Park. No certificate or scrip representing fractional Park Shares will be issued in the Merger. In lieu thereof, each holder of Vision Shares who otherwise would be entitled to receive a fractional Park Share will receive an amount in cash (without interest) equal to the

Park National Corporation
Vision Bancshares, Inc.
December 1, 2006

product obtained by multiplying: (i) the fractional Park Share to which such holder otherwise would be entitled, by (b) $101.00.
OPINION
     Based upon the foregoing, we are of the opinion that, under current law:
     1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Vision and Park each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
     2. No gain or loss will be recognized by Vision or Park as a result of the Merger.
     3. The tax basis of the assets of Vision in the hands of Park will be the same as the tax basis of such assets in the hands of Vision immediately prior to the Merger.
     4. The holding period of the assets of Vision to be received by Park will include the period during which such assets were held by Vision.
     5. A holder of Vision Shares receiving solely Park Shares in exchange therefor (not including any cash received in lieu of fractional Park Shares) will recognize no gain or loss upon the receipt of such Park Shares.
     6. A holder of Vision Shares receiving solely cash in exchange therefor (as a result of the exercise of dissenters’ rights or the making of a Cash Election with respect to all of the holder’s Vision Shares) will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such holder’s Vision Shares, subject to the provisions and limitations of Section 302 of the Code.
     7. A holder of Vision Shares receiving both cash and Park Shares in exchange therefor (not including any cash received in lieu of fractional Park Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional Park Shares). For purposes of determining the character of this gain, such holder will be treated as having received only Park Shares in exchange for such holder’s Vision Shares and as having redeemed immediately a portion of such Park Shares for the cash received (excluding cash received in lieu of fractional Park Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of Vision), the gain will be capital gain if the Vision Shares are held as a capital asset at the time of the Merger.

Park National Corporation
Vision Bancshares, Inc.
December 1, 2006

     8. A holder of Vision Shares receiving cash in lieu of fractional Park Shares will recognize gain or loss as if such fractional Park Shares were distributed as part of the Merger and then redeemed by Park, subject to the provisions and limitations of Section 302 of the Code.
     9. The aggregate tax basis of Park Shares received by a holder of Vision Shares in the Merger (including fractional Park Shares, if any, deemed to be issued and redeemed by Park) generally will be equal to the aggregate tax basis of the shares of Vision Shares surrendered in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional Park Shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional Park Shares).
     10. The holding period of the Park Shares received by a holder of Vision Shares will include the period during which the Vision Shares surrendered in exchange therefor were held, provided the Vision Shares are a capital asset in the hands of the holder at the time of the Merger.
*     *     *
          Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of Vision Shares in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose Vision Shares were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (ix) persons who receive Park Shares other than in exchange for Vision Shares, (x) persons who hold Vision Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold Vision Shares other than as capital assets, (xii) persons who have a functional currency other than the U.S. dollar, and (xiii) pass-through entities and investors in such entities. We undertake no responsibility to update this opinion.
          The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the

Park National Corporation
Vision Bancshares, Inc.
December 1, 2006

references to our firm in the Registration Statement under the captions “Summary — Material federal income tax consequences of the merger,” “The Proposed Merger (Proposal One) — Material federal income tax consequences,” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Respectfully,
/s/ Vorys, Sater, Seymour and Pease LLP